EXHIBIT 10.22

align=right>Confidential
EXECUTION COPY

PURCHASE AGREEMENT

by and among

OPTIMAL PAYMENTS CORP.

and

NPS HOLDINGS LLC,

NPS MANAGER, INC., and

THE MEMBERS OF NPS HOLDINGS LLC,

dated as of

June 18, 2004

TABLE OF CONTENTS

Page
SECTION 1.
         1.1.
         1.2.
         1.3.
         1.4.
         1.5.
         1.6.
         1.7.
         1.8.
SECTION 2.
         2.1.
         2.2.
         2.3.
         2.4.
         2.5.
         2.6.
         2.7.
         2.8.
         2.9.
         2.10.
         2.11.
         2.12.
         2.13.
         2.14.
         2.15.
         2.16.
         2.17.
         2.18.
         2.19.
         2.20.
         2.21.
         2.22.
         2.23.
         2.24.
         2.25.
         2.26.
         2.27.
         2.28.
SECTION 3.
         3.1.
         3.2.
         3.3.
         3.4.
         3.5.
         3.6.
SECTION 4.
         4.1.
         4.2.
         4.3.
         4.4.
         4.5.
         4.6.
         4.7.
         4.8.
         4.9.
         4.10.
SECTION 5.
         5.1.
         5.2.
         5.3.
         5.4.
         5.5.
         5.6.
         5.7.
         5.8.
         5.9.
         5.10.
         5.11.
SECTION 6.
         6.1.
         6.2.
SECTION 7.
         7.1.
         7.2.
         7.3.
         7.4.
         7.5.
         7.6.
         7.7.
         7.8.
SECTION 8.
         8.1.
         8.2.
         8.3.
SECTION 9.
         9.1.
         9.2.
SECTION 10.
         10.1.
         10.2.
         10.3.
         10.4.
         10.5.
         10.6.
         10.7.
         10.8.
         10.9.
         10.10.
         10.11.
         10.12.
         10.13.
         10.14.
         10.15.
SECTION 11.	Sale and Transfer of Membership Interests; Closing
Membership Interests
Purchase Price
Closing
Actions and Deliveries at the Closing
Adjustment Amount
Adjustment Procedure
Revenue Adjustment
Holdback Amount
    Representations and Warranties of Sellers
Organization and Good Standing; Qualifications
Power and Authority; Authorization of the Transaction Documents
No Conflicts; Consents
Capitalization
Subsidiaries
Minute Books
Disclosure; Financial Statements
Absence of Undisclosed Liabilities; Off-Balance Sheet Arrangements
Absence of Changes
Litigation
Compliance with Laws; Governmental Permits
Agreements
Notes and Accounts Receivable
Acquisitions and Dispositions
Suitability
Related Party Transactions
Powers of Attorney
Intellectual Property Matters
Personal Property; Real Property
Environmental Protections
Employee Benefit Plans
Labor Relations; Employees
Taxes
Insurance
Suppliers and Customers
Brokers
Guaranties
Disclosure
    Representations and Warranties of Buyer
Organization, Authorization
No Conflicts
Investment; Securities Laws
Accredited Investor
No Consents
Brokers; Commissions
    Pre-Closing Covenants
General
Notices and Consents
Operation of Business
Maintain Books
Full Access
Notice of Developments
Exclusivity
Compliance with Laws; Notification
Taxes
Insurance
    Post-Closing Covenants
General
Litigation Support
Transition
iPayment Confidentiality Agreement
Name Change Amendments
Confidentiality Agreements
Confidentiality
Non-Competition and Non-Solicitation
Reasonableness of Restrictions; Severability
Injunctive Relief
Equitable Tolling
    Conditions to Obligation to Close
Conditions to Obligation of Buyer
Conditions to Obligation of Sellers
    Survival; Indemnification
Survival
Indemnification
Indemnification Principles
Remedies
Minimization of Losses
Representative
Consent
Release
    Tax Matters
Tax Periods Ending on or Before the Closing Date
Tax Periods Beginning Before and Ending after the Closing Date
Cooperation on Tax Matters..
    Termination
Termination of Agreement
Effect of Termination
    Miscellaneous
Expenses
Certain Taxes
Disclosures; Press Releases
Further Assurances
Successors and Assigns
Entire Agreement
Notices
Limitations of Representations and Warranties; Disclosure
Amendments
Incorporation of Exhibits and Schedules
Headings, Titles and Subtitles; Rules of Construction
Governing Law
Specific Performance
Severability
Counterparts
Certain Definitions	2 2 2 2 2 5 5 6 6 7 7 7 7 8 8 9 9 9 10 11 12 12 13 13 13 14 14 14 15 16 17 18 18 20 20 20 20 20 20 20 21 21 21 21 21 21 21 21 22 22 22 22 22 23 23 23 23 23 23 23 24 24 24 24 26 27 27 27 27 27 28 29 29 29 31 32 32 32 33 33 34 34 34 34 35 35 35 36 36 36 36 36 36 37 37 38 38 38 39 39 39 39 39 40

INDEX OF DEFINED TERMS

Term	Section
Accountants	1.6
ACM	11
Acquisitions	2.14(a)
Adjustment Amount	1.5
Affiliate	11
Agreement	Preamble
Ammori	Preamble
Assignment	1.4(a)(i)
Base Revenue	1.7
Benefit Plan	11
Business	5.8(a)
Buyer	Preamble
Cap	7.2(g)
Chase	1.4(a)(ix)
Claims	7.8
Claim Notice	7.2(f)
Closing	1.3
Closing Actions and Deliveries	1.4
Closing Date	1.3
Closing Financial Statements	1.6
Closing Purchase Price	1.4(b)(i)
Code	2.21(b)
Company	Preamble
Company Intellectual Property	11
Confidentiality Agreements	5.6
Confidential Information	5.7(b)
Contract	2.12(a)
Current Activities	5.8(e)
Customer	11
Dispositions	2.14(b)
Earned Residuals	1.2
Employee	11
Employment Agreement	11
Encumbrances	11
Environmental Laws	11
Environmental Matter	11
Environmental Permits	2.20(a)
ERISA	11
ERISA Affiliate	11
Event	11
Exchange Act	2.16
Excluded Claims	1.4(a)(vii)
Expression of Interest	Recitals
Financial Statements	2.7(b)
GAAP	2.7(b)
Governmental Authority	2.11
Governmental Permit	2.11
Hazardous Substances	11
HMO	2.21(e)
Holdback Amount	1.4(b)(i)
Holdings	Preamble
HSR Act	11
Indebtedness	1.4(a)(ii)
indemnified party	7.2(f)
indemnifying party	7.2(f)
Intellectual Property Rights	11
Interest	11
Interim Financial Statements	2.7(b)
iPayment Confidentiality Agreement	1.4(a)(viii)
Largest Suppliers and Customers	2.25
Law	2.3
Leased Real Property	2.19(b)
Litigation	2.10
Losses	7.3
Manager	Preamble
Material Adverse Effect	2.9(a)
Material Contracts	2.12(b)
Merger	Recitals
MSUSA	Recitals
Membership Interest	Recitals
Minimum Revenue	1.7
Nafso	Preamble
Net Current Assets	1.5
Net Revenues	11
NPS Entities	11
Other Members	Preamble
off-balance sheet arrangements	11
Order	2.3
PCBs	11
Permitted Encumbrances	2.19(a)
Person	11
Post-Closing Liabilities	7.2(d)
PPS	5.8(e)
Pre-Closing Liabilities	7.2(c)
Principals	Preamble
Proprietary Information	5.7(c)
Purchase Price	1.2
Referral Agreements	1.4(a)(iii)
Releasee(s)	7.8
Representative	7.6
Restrictive Period	5.8(a)
Revenue Adjustment	1.7
Securities Act	11
Seller(s)	Preamble
Senior Credit Facility	1.4(a)(ii)
Subsidiary	11
Target Period	1.7
Target Revenue	1.7
Tax	2.23(e)
Tax Return	2.23(e)
Taxes	2.23(e)
Territory	5.8(a)
Threshold	7.2(g)
Trade Secrets	5.7(a)
Transaction Documents	2.2
to the knowledge of Sellers	11
Unaudited Financial Statements	2.7(b)
USCCP	Recitals
Yaldoo	Preamble
Yaldoo Employment Agreement	1.4(a)(iv)

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2004, by and among OPTIMAL PAYMENTS CORP., a Delaware corporation (“Buyer”), NPS HOLDINGS LLC, a Michigan limited liability company (“Holdings”), NPS MANAGER, INC., a Michigan corporation (“Manager”), LAITH YALDOO (“Yaldoo”), AJ NAFSO (“Nafso”) and SABER AMMORI (“Ammori”, and collectively with Yaldoo and Nafso, the “Principals”) and the other members of Holdings specified on Schedule 2.4(b) (collectively, the “Other Members”) relating to the sale of 100 percent of the outstanding limited liability company membership interests of NATIONAL PROCESSING SERVICES LLC, a Michigan limited liability company (the “Company”). Holdings, Manager, the Principals and the Other Members are sometimes referred to herein individually as a “Seller” and collectively as “Sellers.” An index of defined terms appears in the Table of Contents hereto.

W I T N E S S E T H:

        WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding limited liability company membership interests of the Company (the “Membership Interests”);

        WHEREAS, the Principals are the founding and controlling members of Holdings;

        WHEREAS, Merchant Services USA LLC, a Michigan limited liability company (“MSUSA”), and US Credit Card Processing LLC, a Michigan limited liability company (“USCCP”), are wholly owned by Holdings;

        WHEREAS, Manager is controlled and majority owned by the Principals and is the manager of Holdings, the Company, MSUSA and USCCP;

        WHEREAS, Sellers and Buyer entered into that certain letter agreement dated April 19, 2004 (the “Expression of Interest”) regarding the proposed purchase by Buyer of 100% of the equity interests of the Company, MSUSA and USCCP;

        WHEREAS, upon the terms and conditions hereinafter set forth, Sellers desire to sell, and Buyer desires to purchase, all of the Membership Interests; and

        WHEREAS, prior to the consummation of the sale and transfer of the Membership Interests to Buyer pursuant to this Agreement, Sellers will merge MSUSA and USCCP into the Company (the “Merger”);

        NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the foregoing and the mutual premises and agreements herein contained, the parties hereto, intending to be bound hereby, agree as follows:

SECTION 1.        Sale and Transfer of Membership Interests; Closing.

1.1.     Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Holdings will sell and transfer the Membership Interests, free and clear of all Encumbrances, to Buyer, and Buyer will purchase the Membership Interests from Holdings.

1.2.     Purchase Price. The purchase price (the “Purchase Price”) for the Membership Interests will be US$15,000,000 plus the Adjustment Amount. The Purchase Price shall be allocated among the assets of the Company in the manner set forth on Schedule 1.2. In addition, Buyer will pay to Holdings all Earned Residuals (as defined below) as soon as practicable after receipt thereof. For purposes hereof, the term “Earned Residuals” means all gross residuals or commissions received or earned by the Company after the Closing Date as a result of, or relating to, credit card processing, debit card processing or electronic check processing transactions occurring prior to the Closing (including any post-Closing adjustment by a third-party resulting from an incorrect underpayment made to the Company prior to the Closing); provided, however, Holdings shall be solely responsible for the payment of all commissions payable by the Company to employees and agents on such Earned Residuals even if the payment of such commissions is due prior to the receipt of the Earned Residuals by Holdings.

1.3.     Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at 75 East 55th Street, New York, New York 10022, 10:00 a.m. (local time) on the later of (a) July 1, 2004 or (b) at such other time and place as the parties may agree (the date on which the Closing occurs being referred to herein as the “Closing Date”). Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

1.4.     Actions and Deliveries at the Closing. Simultaneously with, or prior to, the Closing, the following actions and deliveries shall have occurred (the “Closing Actions and Deliveries”):

(a)     Sellers’ Closing Actions and Deliveries. Sellers shall take the following actions and deliver to Buyer:

(i)     Assignment of Membership Interests. An assignment of the Membership Interests to Buyer substantially in the form attached hereto as Exhibit A, duly executed by Holdings (the “Assignment”).

(ii)     Indebtedness. Payoff of all indebtedness for borrowed money of the NPS Entities (collectively, the “Indebtedness”), including the senior credit facility from The Huntington National Bank (the “Senior Credit Facility”), and any prepayment penalties or other fees and expenses associated with such payoffs, and delivery of evidence of payoff of all Indebtedness and release of all Encumbrances related to such Indebtedness in form and substance reasonably satisfactory to Buyer. In the event that all Indebtedness it is not fully paid and discharged before the Closing Date, such Indebtedness, together with all associated costs, will be paid out of the Purchase Price on the Closing Date.

(iii)     Referral Agreements. Payoff of any required buyout of commissions under the marketing/referral agreements set forth on Schedule 2.12(a) (the “Referral Agreements”) and delivery of evidence of such payoffs in form and substance reasonably satisfactory to Buyer.

(iv)     Yaldoo Employment Agreement. An employment agreement substantially in the form attached hereto as Exhibit B, duly executed by Laith Yaldoo (the “Yaldoo Employment Agreement”).

(v)     Merger. Consummation of the Merger, as evidenced by the delivery to Buyer of a certified copy of the Certificate of Merger filed with the Michigan Department of Consumer and Industry Services.

(vi)     Resignation of Manager. Resignation of Manager as the manager of the Company, MSUSA and USCCP, as evidenced by the delivery to Buyer of a duly executed notice of resignation, effective on the Closing Date, from Manager to each of the Company, MSUSA and USCCP in form and substance reasonably satisfactory to Buyer.

(vii)     Assignment and Assumption Agreement. An assignment and assumption agreement substantially in the form attached hereto as Exhibit C, duly executed by the Company and Holdings with respect to certain excluded accounts receivable and claims of the Company set forth on Schedule 1.4(a)(vii) attached hereto (collectively, the “Excluded Claims”).

(viii)     iPayment Confidentiality Agreement. An assignment to Buyer (to the extent assignable) of all of Holdings’ rights under the Confidentiality Agreement dated as of September 8, 2003 by and between Holdings and iPayment, Inc. (the “iPayment Confidentiality Agreement”) in form and substance reasonably satisfactory to Buyer.

(ix)     Chase Comfort Letter. A letter from Chase Merchant Services LLC (“Chase”) substantially in the form attached hereto as Exhibit D.

(x)     Consents and Governmental Permits. All consents, authorizations, approvals and Governmental Permits required to be obtained by Sellers in order to consummate the transactions contemplated by the Transaction Documents, including those set forth on Schedule 2.3 and those to be obtained pursuant to Section 4.2.

(xi)     Good Standing Certificates. Each of the NPS Entities shall have delivered to Buyer a long form certificate of good standing dated as of the most recent practicable date prior to the Closing from the Michigan Department of Consumer and Industry Services and from the Secretary of State of each state where each is registered as a foreign entity to the effect that each is legally existing and in good standing.

(xii)     Manager’s Certificates. Manager shall have delivered to Buyer a certificate for each of Holdings and the Company, substantially in the form attached hereto as Exhibit E-1 and Exhibit E-2, respectively, duly executed by Manager dated as of the Closing Date, certifying the following matters: (A) Articles of Organization, (B) Operating Agreement, (C) resolutions of Manager and resolutions or approvals of the members of Holding and the Company authorizing the execution, delivery and performance by Holdings and the Company of each of the Transaction Documents to which each is a party, (D) good standing certificates, and (E) list of members, managers and officers.

(xiii)     Officer’s Certificate. Manager shall have delivered to Buyer a certificate, substantially in the form attached hereto as Exhibit F, duly executed by the Secretary of Manager dated as of the Closing Date, certifying the following matters: (A) Articles of Incorporation, (B) Bylaws, (C) resolutions of the board of directors and resolutions or approvals of the shareholders authorizing the execution, delivery and performance by Manager of each of the Transaction Documents to which it is a party, (D) good standing certificates, and (E) list of shareholders, directors and officers.

(xiv)     Closing Certificate. A certificate substantially in the form attached hereto as Exhibit G, duly executed by the Principals representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving effect to any supplements to the disclosure Schedules that were delivered to Buyer prior to the Closing in accordance with Section 4.6) and that Sellers have performed and complied with all of the terms, provisions and conditions to be performed and complied with by Sellers at or before the Closing.

(xv)     Opinion of Counsel. Buyer shall have received opinions, addressed to Buyer, dated as of the Closing Date, reasonably satisfactory in form and substance to Buyer from Jaffe, Raitt, Heuer & Weiss, P.C., counsel for Sellers and the Company, substantially in the form attached hereto as Exhibit H.

(xvi)     Joinder Agreement. Each of the Other Members shall have executed an appropriate joinder agreement, in form and substance reasonably satisfactory to the Principals and Buyer, agreeing to be bound by all of the terms of this Agreement.

(b)     Buyer’s Closing Actions and Deliveries. Buyer shall take the following actions and deliver to Sellers:

(i)     Closing Purchase Price. The Purchase Price minus US$3,000,000 (the “Holdback Amount”) by bank cashier’s or certified check payable to the order of Holdings, or by wire transfer of immediately available funds to an account specified by Holdings (the “Closing Purchase Price”).

(ii)     Consents and Governmental Permits. All consents, authorizations, approvals and Governmental Permits required to obtained by Buyer in order to consummate the transactions contemplated by the Transaction Documents;

(iii)     Secretary’s Certificate. Buyer shall have delivered to Holdings a certificate, substantially in the form attached hereto as Exhibit I, duly executed by its corporate secretary dated as of the Closing Date, certifying the following matters: (A) Certificate of Incorporation, (B) Bylaws, (C) resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of each of the Transaction Documents to which it is a party, and (D) good standing certificate.

(iv)     Closing Certificate. A certificate substantially in the form attached hereto as Exhibit J, duly executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing.

(v)     Yaldoo Employment Agreement. The Yaldoo Employment Agreement, duly executed by Buyer and Yaldoo.

1.5.     Adjustment Amount. The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the Net Current Assets of the Company (after taking into effect the Merger) as of the Closing Date determined in accordance with this Agreement, minus (b) US$118,378.00 (the “Adjustment Amount”). As used in this Agreement, “Net Current Assets” means: (i) current assets, which shall include only cash, cash equivalents, bona fide prepaid expenses, and accounts receivable aged under ninety (90) days, but excluding the Earned Residuals; less (ii) current liabilities, including all accrued liabilities, accounts payable, commissions and salary payable (other than those payable by Holdings pursuant to Section 1.2 in connection with the Earned Residuals), but excluding the current portion of any long term Indebtedness.

1.6.     Adjustment Procedure. Sellers will prepare financial statements (“Closing Financial Statements”) of the Company in accordance with GAAP (as defined in Section 2.7(b)) as of the Closing Date and for the period from April 30, 2004 through the Closing Date, including a computation of Net Current Assets of the Company as of the Closing Date. Sellers will deliver the Closing Financial Statements to Buyer within seventy-five (75) days after the Closing Date. If within thirty (30) days following delivery of the Closing Financial Statements, Buyer has not given Sellers notice of its objection to the Closing Financial Statements (such notice must contain a reasonably detailed statement of the basis of Buyer’s objection), then the Net Current Assets reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to independent certified public accountants not currently engaged by Holdings, Buyer or their respective Affiliates (the “Accountants”) for resolution. If issues in dispute are submitted to the Accountants for resolution, (a) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (b) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (c) Buyer and Holdings will each bear 50% of the fees of the Accountants for such determination. On the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price is greater than US$15,000,000, Buyer will pay the difference to Holdings, and if the Purchase Price is less than such amount, Holdings will pay the difference to Buyer. All payments of the Adjustment Amount will be made together with Interest beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Holdings must be made in the manner set forth in Section 1.4(b)(i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify. The recipient of the Interest shall pay any income Taxes on such amount.

1.7.     Revenue Adjustment. In addition to the Adjustment Amount, if any, the Purchase Price shall be adjusted (the “Revenue Adjustment”) as follows: (a) if the aggregate average monthly Net Revenues earned by the Company, USCCP and MSUSA (the “Target Revenue”) for the months of May, June, July and August of 2004 (the “Target Period”) is at least 90% of the aggregate Net Revenues earned by the Company, USCCP and MSUSA for the month of April 2004 (the “Base Revenue”), then there shall be no adjustment to the Purchase Price, (b) if the Target Revenue for the Target Period is equal to or less than US$222,659.72 (the “Minimum Revenue”), then the Purchase Price shall be reduced by US$2,500,0000, or (c) if the Target Revenue for the Target Period is greater than the Minimum Revenue but less than 90% of the Base Revenue, then the Purchase Price shall be reduced by the product of (i) US$2,500,000 multiplied by (ii) the Target Revenue for the Target Period minus the Minimum Revenue divided by (iii) the Base Revenue minus the Minimum Revenue. The Company’s independent accountants will prepare a computation of Target Revenue and deliver such computation to Buyer and Seller by November 1, 2004. If within thirty (30) days following delivery of such computation of Target Revenue, neither Buyer nor Sellers have given the other party notice of their objection to such computation (such notice must contain a reasonably detailed statement of the basis of such objection), then the Target Revenue for the Target Period reflected in such computation will be used in computing the Revenue Adjustment. If either party gives such notice of objection, then the issues in dispute will be submitted to the Accountants for resolution. If issues in dispute are submitted to the Accountants for resolution, (A) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (B) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (C) Buyer and Holdings will each bear 50% of the fees of the Accountants for such determination. Any reduction of the Purchase Price due to a Revenue Adjustment shall be made from the Holdback Amount.

1.8.     Holdback Amount. The Holdback Amount shall be retained by Buyer to cover any Revenue Adjustment and any Losses incurred by Buyer which are indemnifiable by Sellers pursuant to Section 7.2. The Holdback Amount shall be released to Holdings in two (2) installments as follows: (a) one half of the Holdback Amount less any deductions for Losses incurred to date and reasonable accruals for pending Claim Notices and any Revenue Adjustment, shall be released to Holdings six (6) months after the Closing Date, and (b) one half of the Holdback Amount less any deductions for Losses incurred to date and reasonable accruals for pending Claim Notices and any Revenue Adjustment shall be released to Holdings twelve (12) months after the Closing Date. Any Holdback Amount remaining after settlement of pending Claim Notices shall be distributed to Holdings as soon as reasonable practicable after final resolution of such Claim Notices. All payments of the Holdback Amount will be made together with Interest beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Holdings must be made in the manner set forth in Section 1.4(b)(i). The recipient of the Interest shall pay any income Taxes on such amount.

SECTION 2.              Representations and Warranties of Sellers. Sellers, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof, as follows:

2.1.     Organization and Good Standing; Qualifications. Each of the NPS Entities (a) is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Michigan, (b) has all requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as presently conducted, and (c) is duly qualified to transact business as a foreign entity in, and is in good standing under the laws of, those jurisdictions where the character of the property owned or leased or the nature of the activities conducted by it makes such qualification necessary, except for such qualifications the failure of which to achieve, individually or in the aggregate, has not had and will not reasonably be expected to have a Material Adverse Effect. Sellers have delivered to Buyer correct and complete copies of the articles of incorporation or articles of organization, bylaws or limited liability company agreement, as the case may be, and minute books of each NPS Entity.

2.2.     Power and Authority; Authorization of the Transaction Documents. Each of the NPS Entities has all requisite corporate or limited liability company power and authority, as the case may be, (a) to execute and deliver this Agreement and any other agreement, certificate or document executed and delivered by it in connection with each of the Closing Actions and Deliveries (collectively with this Agreement, the “Transaction Documents”) and (b) to carry out and perform its obligations in the manner contemplated by the Transaction Documents to which each is a party. The execution, delivery and performance of each of the Transaction Documents to which each NPS Entity is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action, as the case may be, on the part of each NPS Entity (including any requisite action or approval by such entities’ board, manager, members or shareholders, as the case may be, and the Majority Interest and Majority Investor Interest of Holdings, as such terms are defined in the limited liability company agreement of Holdings) and that no other board, manager, member, shareholder or similar action is required for such authorizations. Each of the Transaction Documents to which any NPS Entity or Principal is a party constitutes a legal, valid and binding obligation of such NPS Entity or Principal, enforceable against such NPS Entity or Principal in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

2.3.     No Conflicts; Consents. The execution, delivery and performance by the NPS Entities and the Principals of the Transaction Documents and the consummation by the NPS Entities and the Principals of the transactions contemplated hereby and thereby, do not (a) violate any provision of any federal, state, local or foreign law, statute, rule, regulation, ordinance or code (“Law”) or any consent, authorization, registration, decree, directive, judgment, order, ruling, writ or injunction of any Government Authority (“Order”) applicable to the NPS Entities or the Principals, or any of their respective properties or assets, except where such violation has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the NPS Entities or any Principal under, any Contract required to be set forth on Schedule 2.12(a) hereto, except where such conflict, breach, default, or creation of a Encumbrance has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, and except as set forth on Schedule 2.3, (c) violate the articles of incorporation or articles of organization or bylaws or limited liability company agreement, as the case may be, of any of the NPS Entities or (d) require any permit, authorization, consent or approval of or by, or any notification of or filing with any Person except for any such permits, authorizations, consents, approvals notifications or filings obtained prior to the Closing and listed on Schedule 2.3 and except where the failure to obtain such permit, authorization, consent or approval has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

2.4.     Capitalization.

(a)     Holdings is the sole member and owner of all of the limited liability company membership interests of the Company, MSUSA and USCCP. All of the Membership Interests of the Company and the limited liability company membership interests of MSUSA and USCCP have been duly authorized and are validly issued, fully paid and, except as set forth on Schedule 2.4(b), not subject to assessment for additional capital contributions.

(b)     Set forth on Schedule 2.4(b) is a true and complete list, effective as of the Closing, of (i) all of the members of Holdings, including the number of Common Units and Series A Units held by each member of Holdings and (ii) all of the shareholders of Manager. All of the issued and outstanding Common Units and Series A Units of Holdings and all of the issued and outstanding shares of common stock of Manager have been duly authorized and are validly issued, fully paid and, except as set forth on Schedule 2.4(b), not subject to assessment for additional capital contributions.

(c)     Except as set forth on Schedule 2.4(c), there are no outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which any of the NPS Entities is obligated, now or in the future, to issue any stock, limited liability company membership interests or other securities. There are, and immediately after the Closing, there will be, no rights, including preemptive or similar rights, to purchase or otherwise acquire interests or securities or sell or otherwise transfer interests or securities in any of the NPS Entities pursuant to any agreement to which any of the NPS Entities is a party; and NPS Entities are not a parties to, and there are, and immediately after the Closing, there will be, no agreement, restriction or Encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, equityholders’ agreement, etc., whether or not any of the NPS Entities is a party thereto) with respect to the purchase, sale or voting of any security or interest of any NPS Entity (whether outstanding or issuable upon conversion or exercise of outstanding securities). Except as set forth on Schedule 2.4(c), neither the NPS Entities nor the Principals are a party to any agreement granting to any Person the right to nominate or elect one or more managers or directors of any of the NPS Entities.

2.5.     Subsidiaries. Except for Holdings, none of the NPS Entities owns, directly or indirectly, any interest in any other Person or Subsidiary. Except for the Company, MSUSA and USCCP, Holdings does not own, directly or indirectly, any interest in any other Person or Subsidiary.

2.6.     Minute Books. The corporate and limited liability company records of the NPS Entities provided to Buyer are true and complete in all material respects and accurately reflect all meetings and resolutions of, and all written consents and other actions by, the members or stockholders or manager or board of directors (or committee thereof), as the case may be, since the day of formation or corporate organization, as the case may be.

2.7.     Disclosure; Financial Statements.

(a)     No representation or warranty of any Seller or NPS Entity contained in any Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There are no facts known to Sellers (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in the other Transaction Documents.

(b)     Sellers have delivered to Buyer a true and complete copy of the reviewed consolidated and consolidating financial statements for the years ended December 31, 2003 and 2002, with footnotes, of the NPS Entities (the “Unaudited Financial Statements”), the unaudited interim consolidated and consolidating financial statements for the four (4) month period ended April 30, 2004, with unaudited footnotes, of the NPS Entities (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (i) are in accord with the books and records of the NPS Entity to which they relate, (ii) for the year ended December 31, 2003 and the four-month period ended April 30, 2004 have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, subject, in the case of Financial Statements for interim periods, to normal, recurring year-end adjustments and the lack of all required footnotes, and (iii)  fairly present in all material respects the financial condition, changes in stockholder equity, results of operations and cash flows on a consolidated basis of the NPS Entity to which they relate as of the respective dates and for the respective periods indicated therein. Each NPS Entity maintains accounting methods, practices and procedures and accounting systems and controls that permit financial statements to be prepared in accordance with GAAP. The books and records of each NPS Entity are in all material respects correct and complete, are maintained in accordance with good business practice and all applicable Law, and accurately present and reflect in all material respects all of the transactions that are or should be therein described.

2.8.     Absence of Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     Except as set forth on Schedule 2.8(a), no NPS Entity has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not the subject of any other representations or warranties hereunder) other than (i) liabilities or obligations reserved against or otherwise disclosed in the Financial Statements, or (ii) liabilities or obligations arising since December 31, 2003 which were incurred in the ordinary course of business consistent (in amount and kind) with past practice and which do not, individually or in the aggregate, exceed $50,000.

(b)     Except as set forth on Schedule 2.8(b), or as expressly disclosed in the Financial Statements, neither the Company nor any other NPS Entity has any off-balance sheet arrangements (as defined in Section 11).

2.9.     Absence of Changes. Except as set forth on Schedule 2.9 and except for the execution and delivery of the Transaction Documents and the transactions contemplated hereby and thereby, or referred to herein or therein, since December 31, 2003 each NPS Entity has conducted its businesses in the ordinary course, consistent with past practice, and there has not been:

(a)     any change having, or any event or condition which has had, or would, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the NPS Entities, taken as a whole (a “Material Adverse Effect”);

(b)     any waiver of any material right of any NPS Entity, the cancellation of any material right of any NPS Entity, or the cancellation of any material debt or claim held by any NPS Entity;

(c)     any payment or declaration of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities or interests of any NPS Entity, except if fully paid prior to the Closing and properly reflected in the Closing Financial Statements;

(d)     any issuance of any interests, stock, bonds or other securities of any NPS Entity or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their interests or capital stock;

(e)     any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f)     made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g)     delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(h)     change made or authorized in the articles of incorporation, articles of organization, by-laws or limited liability company agreement of any of the NPS Entities;

(i)     any discontinuance of any material insurance policy;

(j)     any accelerations, modifications or terminations of any Contract except in the ordinary course;

(k)     any transfer, grant, or amendment or termination of, or failure to prosecute or protect, any of the NPS Entities’ material Intellectual Property Rights;

(l)     (i) any increase in the rate or terms of compensation payable or to become payable by any NPS Entity to, or any increase in the rate or terms of any bonus, pension or other employee benefit plan covering, any director, officer or key employee of any NPS Entity, (ii) the adoption of any new Benefit Plan or the increase of benefits under any existing Benefit Plan or (iii) the entering into of any Employment Agreement;

(m)     any sale, assignment or transfer of any tangible or intangible assets of any NPS Entity, except (i) in the ordinary course of business or (ii) assets for which the book value does not exceed $50,000 and which are not, individually or in the aggregate, material;

(n)     any loan by any NPS Entity to any officer, director, employee, consultant or shareholder of any NPS Entity (other than advances to such Persons in the ordinary course of business in connection with travel and travel related expenses);

(o)     any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, property, financial condition, results of operations or prospects of any NPS Entity;

(p)     any change in the accounting or Tax methods, practices or policies or in any Tax election of any NPS Entity;

(q)     any Encumbrances;

(r)     any guarantees made by any NPS Entity of any obligation or any Indebtedness incurred for borrowed money or capital leases;

(s)     any amendment to or termination of any material agreement to which any NPS Entity is a party (other than amendments to or terminations of agreements pursuant to or contemplated by this Agreement);

(t)     any material adverse change with respect to the regulation of any NPS Entity or its products by any Governmental Authority;

(u)     any material transaction of any NPS Entity except (i) in the ordinary course of business, (ii) as described in the Financial Statements, or (iii) as otherwise contemplated hereby; or

(v)     any agreement or commitment (contingent or otherwise) to do any of the foregoing.

2.10.     Litigation. Except as set forth on Schedule 2.10, there is no civil, criminal or administrative action, suit, claim, notice, hearing, examination, inquiry, proceeding or investigation at law or in equity or by or before any court, arbitrator or similar panel, governmental instrumentality or other agency (“Litigation”) now in progress or, to the knowledge of Sellers, threatened against any NPS Entity or the assets (including the Intellectual Property Rights) or the business of any NPS Entity. No NPS Entity is subject to any Order of any Government Authority.

2.11.     Compliance with Laws; Governmental Permits. Except as set forth on Schedule 2.11, each NPS Entity (i) has complied in all respects with all Laws and Orders applicable to it and its business, except where such failures to comply has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (ii) has obtained, from any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, regulatory body or self-regulatory organization (each a “Governmental Authority”) all licenses, permits, registrations, authorizations and qualifications (each a “Governmental Permit”) necessary to conduct its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to obtain such Governmental Permits has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Except as set forth on Schedule 2.11, all of the NPS Entities’ Governmental Permits are in full force and effect, and no violations have been recorded in respect of any such Governmental Permit, and no proceeding is pending or, to the knowledge of Sellers, threatened to revoke or limit any such Governmental Permit.

2.12.     Agreements. (a) Except as set forth on Schedule 2.12(a) hereto, no NPS Entity is a party to any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral (a “Contract”) other than any Contract that (i) pursuant to its terms or pursuant to a valid and final order of a United States Bankruptcy Court, has expired, been terminated or fully performed by the parties, and in each case, under which no NPS Entity has any liability, contingent or otherwise or (ii) involves annual aggregate payments to or from such NPS Entity of $25,000 or less (as opposed to an indemnity agreement or similar contract under which a NPS Entity has any contingent liability), and is not material to the business or financial condition of such NPS Entity.

(b)     Except as set forth on Schedule 2.12(b) hereto, all of the Contracts set forth on Schedule 2.12(a) (the “Material Contracts”) are valid, binding and in full force and effect in all material respects and enforceable by the NPS Entities party thereto in accordance with their respective terms in all material respects except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally. Except as set forth on Schedule 2.12(b) hereto, no NPS Entity is in default or breach under any of its Material Contracts and, to the knowledge of Sellers, no other party to any of the Material Contracts is in material default or breach thereunder. Except as set forth on Schedule 2.12(b) hereto, no event has occurred that with the passage of time or the giving of notice or both would result in a default or material breach by any NPS Entity or, to the knowledge of Sellers, by any other party to the Material Contracts. Except as set forth on Schedule 2.12(b) hereto, no event has occurred that with the passage of time or the giving of notice or both would give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against a NPS Entity under any Material Contract. No waiver has been granted by any of the parties to the Material Contracts and no party to any of such Material Contracts has repudiated any provision thereof. The Company, MSUSA (except as may result from the Litigation involving Certegy Card Services, Inc. initiated by the Company and to be assigned to Holdings at Closing as part of the Excluded Claims) and USCCP are in good standing with Visa U.S.A., Inc., Visa International and MasterCard International Incorporated, and the Company and USCCP are in good standing with Chase.

2.13.     Notes and Accounts Receivable. All notes and accounts receivable of the NPS Entities are reflected properly on their books and records, are valid receivables arising from sales of products and services by the NPS Entities in the ordinary course of business, subject to no setoffs or counterclaims, are current and collectible, and, provided Buyer uses commercially reasonable efforts to collect such notes and accounts receivable in the ordinary course of business, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the NPS Entities.

2.14.     Acquisitions and Dispositions.

(a)     Set forth on Schedule 2.14(a) is a true and complete list of every acquisition of assets or business entity consummated, or pursuant to which definitive documents have been executed, by any NPS Entity since February 29, 2000 (the “Acquisitions”). There is no liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which gives rise to a claim by or against any NPS Entity under any agreement relating to any Acquisition. None of the NPS Entities has received written notice of a claim, and to the knowledge of Sellers, is not aware of any facts which could give rise to any claim against any NPS Entity under any agreement relating to any Acquisition.

(b)     Set forth on Schedule 2.14(b) is a true and complete list of every disposition of assets or businesses made by any NPS Entity since February 29, 2002 (the “Dispositions”). None of the NPS Entities has received written notice of a claim, and to the knowledge of Sellers, is not aware of any facts which could give rise to any claim against any NPS Entity under any agreement relating to any Disposition.

2.15.     Suitability. None of the NPS Entities, or any of their respective officers or directors, or, to the knowledge of Sellers, any of the Principals or any of their respective officers or directors, (a) has ever been convicted, indicted or, to the knowledge of Sellers, investigated for any matter that, or received a subpoena (other than as a witness) or been found liable, been sued or, to the knowledge of Sellers, investigated in connection with any civil or regulatory proceeding by any Governmental Authority or otherwise that, in any such case, involved fraud, misrepresentation, financial impropriety, securities laws violations or moral turpitude, (b) to the knowledge of Sellers is a named subject of any proceeding or investigation by any Governmental Authority, (c) is subject to any Order barring, suspending or otherwise limiting the right of any NPS Entity or such individual to engage in any activity or (d) has ever been denied any Governmental Permit affecting the ability of any NPS Entity or such individual to conduct any activity currently conducted or currently contemplated to be conducted by the NPS Entities, nor, to the knowledge of Sellers, is there any basis upon which such Governmental Permit may be denied, except for any of the foregoing which has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. To the knowledge of Sellers, there are no facts, activities, practices, incidents, actions, omissions or plans that form the basis of any conviction, indictment, claim, action, suit, proceeding, hearing or investigation of the type described in the preceding sentence. Sellers are aware of the requirements of the USA PATRIOT Act of 2001, the regulations administered by the Department of Treasury’s Office of Foreign Assets Control, and other applicable U.S. federal and state anti-money laundering Laws and, to that effect, represent and warrant that they have reviewed the following lists and that none of the NPS Entities, or any of their respective officers or directors, or, to the knowledge of Sellers, any of the members of the NPS Entities or any of their respective officers or directors, is named or identified on any of them:

(i)     the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf;

(ii)     the list of terrorist organizations maintained by the United States Department of State which can be found at http://www.state.gov/s/ct/rls/fs/2001/6531.htm; and

(iii)     any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of Office of Foreign Assets Control, U.S. Department of the Treasury, or by any other Governmental Authority.

2.16.     Related Party Transactions. Set forth on Schedule 2.16 is a true and complete list of all obligations and transactions (a) between any of the NPS Entities and any Affiliate of any of the NPS Entities, and (b) between any of the NPS Entities and any of the officers, directors, equity holders or employees (other than in the ordinary course of business in their normal capacity as employees) or any of the affiliates or associates (each term as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any NPS Entity. Except as set forth on Schedule 2.16, no officer, director, manager, shareholder or member of Holdings or Manager (nor any parent, child or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) any interest or involvement in any entity which provided, leased or sold, or provides, leases or sells, services or products which any of the NPS Entities provides, leases or sells, or proposes to provide, lease or sell, (ii) any interest or involvement in any entity which purchases, leases or buys from, or provides, leases or sells to, any of the NPS Entities any goods or services, or (iii) any interest in, or any involvement in, any entity that has an interest in, any property or asset used in the conduct of the business of the NPS Entities; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation in and of itself shall not be deemed an interest in any entity for purposes of this Section 2.16.

2.17.     Powers of Attorney. Except as set forth on Schedule 2.17, there are no outstanding powers of attorney executed on behalf of any of the NPS Entities or any officers, managers and directors of the NPS Entities.

2.18.     Intellectual Property Matters. A true and complete list of all Company Intellectual Property owned by, or licensed to, each NPS Entity is set forth on Schedule 2.18. Except as set forth on Schedule 2.18:

(a)     the Company (after giving effect to the Merger) either (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrance, Order, or Contract) all Company Intellectual Property, or (ii) has the right to use in the manner currently used all Company Intellectual Property pursuant to a valid and enforceable license, sublicense or other Contract;

(b)     no claims have been asserted or threatened by any Person, and, to the knowledge of Sellers, there is no basis for any claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Company Intellectual Property, and all Company Intellectual Property that are registrations, including, but not limited to, all issued patents, trademarks, service marks, copyrights and mask works, are valid and subsisting and in full force and effect;

(c)     to the knowledge of Sellers, no third party is infringing upon, misappropriating, or using without authorization any Company Intellectual Property, and no employee or former employee of any NPS Entity is infringing upon, misappropriating or using without authorization any Company Intellectual Property;

(d)     to the knowledge of Sellers, the NPS Entities have not infringed on or misappropriated, and the continued operation of the business of the Company as currently conducted will not infringe on or misappropriate, any Intellectual Property Right of any other Person, and no such claim, complaint, charge, demand or notice has been asserted or has been threatened by any Person (including any claim that the NPS Entities must license or refrain from using any Intellectual Property Rights of any third party) and Sellers are not aware of any basis for any claims therefor; and

(e)     the Company Intellectual Property is all the Intellectual Property Rights that are necessary for the ownership and unencumbered operation of the properties, assets, and business of the Company (after giving effect to the Merger) as currently conducted and the consummation of the transactions contemplated hereby and thereby will not alter, impair, diminish or result in the loss of any rights or interests of the Company (after giving effect to the Merger) in any Company Intellectual Property.

2.19.     Personal Property; Real Property.

(a)     A true and complete list of all tangible assets and properties with an individual value in excess of $10,000 and owned by, or leased to, Company is set forth on Schedule 2.19(a). Except as set forth on Schedule 2.19(a), the Company (after giving effect to the Merger) has good and to the extent applicable marketable title to all of its assets and properties, free and clear of any Encumbrances except (i) Encumbrances for taxes not yet due and payable; (ii) Encumbrances for taxes and charges and other claims, the validity of which the Company is contesting in good faith in appropriate proceedings, and for which reserves have been recorded, and all of which, in the case of such Encumbrances on the assets and properties of each NPS Entity, are set forth on Schedule 2.19(a); (iii) Encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of any such asset or property or the Company’s ability to obtain financing by using such assets or property as collateral; and (iv) Encumbrances arising from or in connection with the Senior Credit Facility which will be released at the Closing (Encumbrances referenced in clauses (i), (ii), (iii) and (iv), collectively referred to as “Permitted Encumbrances”). The assets and properties owned by, or leased to, the Company (after giving effect to the Merger) are sufficient for the conduct of the business and operation of Company (after giving effect to the Merger) as currently conducted.

(b)     The NPS Entities do not own, and have not at any time in the past owned, any real property. Each NPS Entity presently has good leasehold interests in all of the real property presently leased by such NPS Entity (the “Leased Real Property”) free and clear of all Encumbrances except for Permitted Encumbrances. A true and complete list of all Leased Real Property is set forth on Schedule 2.19(b). The Leased Real Property constitutes all of the real property required by the Company (after giving effect to the Merger) to conduct the businesses and operations of the Company (after giving effect to the Merger) as currently conducted. Each of the leases of the Leased Real Property has been duly authorized and executed by the NPS Entity which is a party to it, and is in full force and effect. None of the NPS Entities is in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, could be reasonably expected to give rise to an event of default. No NPS Entity is obligated to purchase any Leased Real Property and no Leased Real Property is required to be accounted for under GAAP as a capitalized lease. Upon consummation of the Merger, the Company shall have good leasehold interests in the Leased Real Property, free and clear of all Encumbrances except for Permitted Encumbrances.

2.20.     Environmental Protections.

(a)     Each NPS Entity is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all permits, licenses, registrations, consents and other authorizations which are required with respect to any of its facilities or operations under any applicable Environmental Law (the “Environmental Permits”), except where such failures to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the NPS Entities’ Environmental Permits are in full force and effect, and no violations have been recorded in respect of any such Environmental Permit, and no proceeding is pending or, to the knowledge of Sellers, threatened to revoke or limit any such Environmental Permit. Set forth on Schedule 2.20 is a true and complete list of all Environmental Permits and the expiration dates thereof. Upon consummation of the Merger, the Company shall be the record holder of all such Environmental Permits.

(b)     To the knowledge of Sellers, the Leased Real Property are free of any contamination arising from, relating to, or resulting from any Hazardous Substances. There has been no release of any Hazardous Substances at, on, about, under or within any Leased Real Property during the occupancy by the NPS Entities or, to the knowledge of Sellers, any real property formerly owned, leased, or operated by the NPS Entities or any of their predecessors.

(c)     There are no claims, notices (including notices that any of the NPS Entities or any of their predecessors is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site containing Hazardous Substances or other location allegedly used for the disposal of Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries, proceedings or Encumbrances pending or, to the knowledge Sellers, threatened against any NPS Entity that are related to any Environmental Matters.

(d)     There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that would: (i) give rise to any liability or obligation of the NPS Entities under any Environmental Laws or (ii) form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against the NPS Entities arising out of Environmental Laws or Environmental Matters.

2.21.     Employee Benefit Plans.

(a)     Set forth on Schedule 2.21 is a true and complete list of all Benefit Plans and Employment Agreements. Except as set forth on Schedule 2.21, none of the NPS Entities has any plan or commitment, whether legally binding or not, (i) to establish, modify or terminate any Benefit Plan or (ii) to enter into, modify or terminate any Employment Agreement. (b) None of the Benefit Plans is (i) a “defined benefit plan” (as defined in ERISA Section 3(35)), (ii) a “multiemployer plan” (as defined in ERISA Section 3(37)) or (iii) a Benefit Plan that provides, or has any liability to provide, life insurance, health or other similar employee welfare benefits to any Employee or dependent thereof upon his or her retirement or termination of employment, except as required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and no NPS Entity and no current or former ERISA Affiliate of any NPS Entity has incurred any direct or indirect liability with respect to any such plan. No liability under Title IV or Section 302 of ERISA, or Section 412 of the Code, has been or is reasonably expected to be incurred by any NPS Entity or any ERISA Affiliate of a NPS Entity.

(c)     Sellers have provided to Buyer current, accurate and complete copies of all documents embodying or relating to each Benefit Plan and each Employment Agreement, including all amendments thereto, interpretations thereof, trust or funding agreements relating thereto.

(d)     Each Benefit Plan and Employment Agreement has been established and maintained substantially in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, and each Benefit Plan intended to qualify under Section 401 of the Code is, and since its inception has been, so qualified. No NPS Entity is in breach of any provision of an Employment Agreement.

(e)     To the knowledge of Sellers, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Benefit Plan. To the knowledge of Sellers, no Employee has been hired by any of the NPS Entities in violation of any restrictive covenant or any non-compete agreement with any other Person. Each Benefit Plan can be amended, terminated or otherwise discontinued without liability to any NPS Entity. No liability under any Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which any NPS Entity has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding. There is no pending litigation, audit, investigation or other similar proceeding relating to any Benefit Plan or Employment Agreement or to the employment, termination of employment, compensation or employee benefits of any Employee, nor, to the knowledge of Sellers, is any such litigation, audit, investigation or other proceeding threatened. With respect to each Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by any NPS Entity are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the Financial Statements.

(f)     The execution and performance by the NPS Entities of the transactions contemplated by the Transaction Documents to which they are a party will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or Employment Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of any NPS Entity to amend or terminate any Benefit Plan or Employment Agreement in accordance with its terms as in effect on the date hereof or (iii) result in any payment or benefit which will or may be made by any NPS Entity with respect to any Employee being characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. All contributions made pursuant to the Benefit Plans and payments made pursuant to the Employment Agreements are reasonably expected to be deductible by a NPS Entity for federal income tax purposes.

2.22.     Labor Relations; Employees. (a) No NPS Entity is bound by or subject to (and no assets or properties of any NPS Entity are bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, or any collective bargaining agreement, and no labor union has requested or, to the knowledge of Sellers, has sought to represent any Employee, representative or agent of any of the NPS Entities, (b) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of Sellers, threatened against or involving any NPS Entity and (c) to the knowledge of Sellers, no salaried key employee of any NPS Entity has any present plans to terminate his or her employment. Each NPS Entity has properly classified all individuals who provide services to or for it as an employee or independent contractor, as applicable, for all purposes (including for purposes of withholding of taxes and participation in the Benefit Plans).

2.23.     Taxes.

(a)     All of the NPS Entities have timely filed in accordance with all applicable Laws (taking into account valid extensions) all Tax Returns (as hereinafter defined) required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) which are due and payable by any of the NPS Entities, including any Taxes levied upon any of their properties, assets, income or franchises, have been timely paid. All amounts required to be collected or withheld by any of the NPS Entities have been collected or withheld, and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted by the appropriate NPS Entity. No examination, claim, assessment, deficiency or other Litigation is pending or, to the knowledge of Sellers, threatened, with regard to any Taxes or Tax Returns of any of the NPS Entities. None of the NPS Entities is (nor have any of them ever been) a party to or bound by any Tax sharing, Tax indemnity or Tax allocation or similar Contract, nor otherwise liable for the Taxes of another Person (including by contract, as a transferee or successor, or under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law provisions). No taxing authority in a jurisdiction where any of the NPS Entities do not file Tax Returns has made a written claim, or to the knowledge of Sellers asserted that such NPS Entity (or, with respect to their interest in any NPS Entity, the stockholders or interest holders thereof) is or may be subject to taxation by such jurisdiction.

(b)     None of the NPS Entities has taken any deduction or received any Tax benefit arising from participation in a tax shelter as defined for purposes of Section 6111(c) of the Code, or has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011 — 4(b) and (c)(3) or Treasury Regulation Section 1.6011-4T(a) and (b) (as promulgated in T.D. 8877) or any analogous or similar state, local, or foreign law. None of the NPS Entities is, or has ever been, a United States real property holding company within the meaning of Section 897(c)(2) of the Code. None of the NPS Entities will be required to include any item of income in, or exclude any item of deduction from, any Tax period ending on or after the Closing (as a result of any adjustment under Section 481 of the Code, or any “closing agreement” as described in Section 7121 of the Code, or otherwise). None of the NPS Entities has debt, the interest deduction with respect to which would be subject to disallowance by reason of Section 163(e)(5) of the Code or any analogous provision of state, local or foreign law.

(c)     The Company is taxed as a partnership for U.S. federal and applicable state and local income tax purposes.

(d)     None of the NPS Entities currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances on any of the assets of any of the NPS Entities that arose in connection with any failure (or alleged failure) to pay any Tax. None of the NPS Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)     For purposes of this Agreement, “Tax” or “Taxes” means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a taxing authority in connection with Taxes.

2.24.     Insurance. All of the assets of the NPS Entities that are of insurable character are covered by insurance against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. The NPS Entities are not in default in any material respect under any insurance policy maintained by them. A true and complete list of all insurance policies owned by each NPS Entity is set forth on Schedule 2.24. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. The NPS Entities have not made any claim against any insurance policy to which the insurer is denying coverage or defending the claim under a reservation of rights or similar clause. The NPS Entities have not received notice of any pending or threatened termination of any of insurance policies or any premium increases with respect to any of the NPS Entities insurance policies, and the consummation of the transactions contemplated by the Transaction Documents will not result in any such termination or premium increase. Upon consummation of the Merger the Company shall be the insured party under all such insurance policies.

2.25.     Suppliers and Customers. Set forth on Schedule 2.25 is a true and complete list of (a) the ten largest suppliers and customers of the NPS Entities by dollar amount for the past twelve (12) months (the “Largest Suppliers and Customers”), and (b) the aggregate amount of payments made or received, as the case may be, by the NPS Entities during calendar year 2003 with respect to each of the Largest Suppliers and Customers. To the knowledge of Sellers, except as set forth on Schedule 2.25, none of the Largest Suppliers and Customers has terminated, cancelled or threatened termination or cancellation or limitation of, or any material modification or change in, or expressed material dissatisfaction with its business relationship with any NPS Entity, including with respect to the transactions contemplated by this Agreement and the other Transaction Documents, where the termination of such arrangement would have a Material Adverse Effect.

2.26.     Brokers. Except as set forth on Schedule 2.26, no NPS Entity or any of its respective officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions with Buyer contemplated by this Agreement.

2.27.     Guaranties. None of the NPS Entities is a guarantor or otherwise is liable for any liability or obligation (including Indebtedness) of any other Person.

2.28.     Disclosure. The representations and warranties contained in this Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not misleading.

SECTION 3.         Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows:

3.1.     Organization, Authorization. Buyer is duly organized and validly existing under the laws of the jurisdiction of its organization and has all power and authority to enter into and perform the Transaction Documents. Each of the Transaction Documents has been duly authorized by all necessary corporate action on the part of Buyer. Each of the Transaction Documents constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by equitable principles generally, whether enforced at a court of law or at equity.

3.2.     No Conflicts. The execution, delivery and performance by Buyer of each of the Transaction Documents and the consummation by Buyer of the transactions contemplated thereby will not (a) violate any provision of Law or any Order applicable to Buyer, or any of its properties or assets, (b) violate the articles of incorporation or bylaws of Buyer or (c) require any permit, authorization, consent or approval of or by, or any notification of or filing with any Person.

3.3.     Investment; Securities Laws. Buyer is acquiring the Membership Interests to be purchased under this Agreement for its own account for investment and not with a view to the distribution thereof (within the meaning of the Securities Act) except in compliance with all applicable federal and state securities laws. Buyer understands that (a) the Membership Interests have not been, and will not be, registered under the Securities Act or any state securities laws, and (b) the Membership Interests may not be disposed of unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

3.4.     Accredited Investor. Buyer is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

3.5.     No Consents. No permit, authorization, consent or approval of or by, or any notification of or filing (including any filing under the HSR Act) with, any Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party or any documents relating thereto, or the consummation by Buyer of the transactions contemplated hereby or thereby.

3.6.     Brokers; Commissions. Neither Buyer nor any of its respective officers, directors, employees or stockholders has employed any broker or finder in connection with the transactions with the Company contemplated by this Agreement.

SECTION 4.               Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1.     General. Each of the parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 5 below).

4.2.     Notices and Consents. Sellers will cause each of the NPS Entities to give any notices to third parties, and will cause each of the NPS Entities to use its commercially reasonable efforts to obtain any third party consents, that Buyer reasonably may request in connection with the transactions contemplated by this Agreement. Each of the parties will (and Sellers will cause each of the NPS Entities to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any Government Permits required in connection with the transactions contemplated by this Agreement.

4.3.     Operation of Business. Sellers shall conduct the business of the NPS Entities in the ordinary course, consistent with past practice. Sellers will not cause or permit any of the NPS Entities to engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, Sellers will not cause or permit any of the NPS Entities to engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.9 above.

4.4.     Maintain Books. Sellers will cause each of the NPS Entities to maintain its books of account and other financial and corporate records in the usual, regular and ordinary manner in accordance with GAAP applied on a basis consistent with past practices and shall make no change in its accounting methods or practices or in its depreciation or amortization policies or rates.

4.5.     Full Access. Each Seller will permit, and Sellers will cause each of the NPS Entities to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the NPS Entities, to all premises, properties, management personnel, books, records (including Tax records), Contracts, and documents of or pertaining to each of the NPS Entities.

4.6.     Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 2 above. Buyer will give prompt written notice to Sellers of any material adverse development causing a breach of any of Buyer’s representations and warranties in Section 3 above. Buyer will give prompt written notice to Sellers of any breach of any representations or warranties of the Sellers in Section 2 above, of which Buyer has actual knowledge (which means the actual knowledge, without any duty to investigate, of Mitch Garber, Michael Liquornik, Leon Garfinkle or Jeffrey Crystal). No disclosure by any party pursuant to this Section 4.6, however, shall be deemed to amend or supplement the disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant for purposes of Section 6, provided, however, that the parties may amend or supplement the disclosure Schedules prior to the Closing regarding events occurring after the date hereof and up until the Closing for purposes of Section 7 if the parties agree to consummate the transaction despite such disclosures.

4.7.     Exclusivity. No Sellers will (and Sellers will not cause or permit any of the NPS Entities to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Membership Interests or any interests, capital stock or other voting securities, or any substantial portion of the assets, of any of the NPS Entities (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote their interests in favor of any such acquisition whether structured as an asset purchase, merger, consolidation, or share exchange. Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

4.8.     Compliance with Laws; Notification. The NPS Entities shall comply with all applicable Laws and Orders. Each NPS Entity will deliver to Buyer complete and correct copies of all material reports and filings made or filed by such NPS Entity with any Governmental Authority, and all written notices from any Governmental Authority alleging noncompliance with any Governmental Permits.

4.9.     Taxes. The NPS Entities shall pay and discharge when due all Taxes imposed upon their properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon) (unless such NPS Entity is disputing any of the foregoing in good faith by appropriate proceedings and has established an appropriate reserve therefor on the consolidated financial statements of such NPS Entity).

4.10.     Insurance. The NPS Entities shall keep their respective property and assets insured by financially sound and reputable insurers against such casualties and contingencies, of such types, on such terms and in such amounts as is customary for companies in similar businesses similarly situated.

SECTION 5.          Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

5.1.     General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7 below). Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), minute books, agreements, and financial data of any sort relating to the Company, MSUSA or USCCP.

5.2.     Litigation Support. In the event and for so long as any party actively is contesting or defending against any Litigation in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the NPS Entities, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7 below).

5.3.     Transition. No Seller will (and Sellers will not cause or permit any of the NPS Entities to) take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, client, vendor, supplier, agent, employee or other business associate of any of the NPS Entities from maintaining the same business relationships with the NPS Entities after the Closing as it maintained with the NPS Entities prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the NPS Entities to the Buyer from and after the Closing.

5.4.     iPayment Confidentiality Agreement. To the extent that the iPayment Confidentiality Agreement is not assignable to Buyer, Sellers shall enforce the covenants of iPayment, Inc. thereunder and promptly notify Buyer of any breaches of such provisions.

5.5.     Name Change Amendments. Within thirty (30) days after the Closing Date, Sellers shall file amendments to the Articles of Incorporation of Manager and the Articles of Organization of Holdings to change their respective corporate names to any name that does not incorporate or use “NPS” or “National Processing Services” or any derivatives of such names or the names of any NPS Entities or Buyer, and shall deliver to Buyer certified copies of the Amendments filed with the Michigan Department of Consumer and Industry Services.

5.6.     Confidentiality Agreements. Within thirty (30) days after the Closing Date, Sellers shall use reasonable efforts to deliver confidentiality, non-disclosure and non-competition agreements substantially in the form attached hereto as Exhibit K, duly executed by each employee of the Company (collectively, the “Confidentiality Agreements”).

5.7.     Confidentiality.

(a)     “Trade Secrets” means all data or information of the NPS Entities, and/or Customers of the NPS Entities, including without limitation, formulas, patterns compilations, programs, devices, methods, techniques, or processes, entrusted or made available to the Sellers, whether in writing, in computer form or conveyed orally, or developed by the Sellers, at any time prior to the Closing Date, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Trade Secrets” include, without limitation, non-public financial information, forecasts, budgets and data, credit procedures and terms, marketing and advertising plans, terms of completed and contemplated agreements, staffing program and support materials, personnel and candidate identities and information, candidate and recruit lists, payment and billing rates, proprietary computer hardware and software and related documentation, product research and designs, employment and personnel information (including, without limitation, the names, addresses, compensation, specific capabilities, and performance evaluations of personnel), Customer information and Customer identities, credit histories, profitability analyses, and Customer-specific price or cost information. Trade Secrets include combinations of information, some of whose individual elements may be known but which, in the aggregate, derive actual or potential economic value by reason of not being known to others who could benefit from them. Sellers recognize that the NPS Entities have invested considerable amounts of time and money in developing and maintaining Trade Secrets, and any unauthorized use or disclosure of such Trade Secrets in any form or manner would irreparably harm Buyer and the Company.

(b)     “Confidential Information” means any information or data of the NPS Entities and/or Customers of the NPS Entities, other than Trade Secrets, which is valuable to the NPS Entities and not generally known to competitors of the NPS Entities.

(c)     Sellers acknowledge and agree that the NPS Entities have an identifiable interest in protecting their rights and ownership of all of their intellectual property, including, without limitation, their patents, copyrights, trademarks, inventions, know-how, Trade Secrets and other Confidential Information (collectively, “Proprietary Information”).

(d)     Sellers shall not, directly or indirectly, without the prior written consent of Buyer and the Company, use, disclose, reproduce, distribute or reverse engineer, any Proprietary Information, in whole or in part, and shall take no action that threatens to do so, and Sellers shall refrain from action that may cause or contribute to any other person engaging in conduct that results in any Proprietary Information losing its character as Proprietary Information. Sellers shall hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information, unless the Buyer and the Company expressly authorize such in writing. Sellers shall obtain Buyer’s and the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Proprietary Information. Each Seller hereby irrevocably assigns to the Company any rights such Seller may have or acquires in such Proprietary Information and recognizes that all Proprietary Information will be the sole property of the Company and its assigns.

(e)     In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.7. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Proprietary Information to any Governmental Authority or else stand liable for contempt, that Seller may disclose the Proprietary Information to the Governmental Authority; provided, however, that the disclosing Seller shall use his or its commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Proprietary Information which is generally available to the public immediately prior to the time of disclosure.

(f)     This Agreement shall apply to Trade Secrets for as long as such information remains a Trade Secret, and to Confidential Information for a period of three (3) years from the Closing Date.

(g)     Upon the Closing Date, Sellers shall return to the Company all Proprietary Information, in any form or media, and all copies thereof, and shall delete all Proprietary Information from any computers or other electronic memory devices the Sellers own or use, for the purpose of ensuring that the Proprietary Information and business relationships will not be put at risk.

5.8.     Non-Competition and Non-Solicitation.

(a)     Acknowledgements. The NPS Entities are engaged in the business of providing merchant credit card and debit card services and other forms of electronic funds transfer services and related equipment to merchants through banks, open bank card associations and other issuers of credit and debit cards and certain other forms and methods of electronic fund transfers (the “Business”) throughout the United States (“Territory”). Sellers acknowledge that the goodwill of the Company, and each Seller’s own personal knowledge of and/or involvement in the direct or indirect ownership and operations of the Company, extends throughout the Territory. Sellers further acknowledge that, in view of Sellers’ previous relationship with the Company and in furtherance of and in consideration of Buyer’s purchase of the Company from Holdings, a restriction on Sellers’ competitive activities entered into in connection with the sale of the Company, as described below, limited to five (5) years from the Closing Date (the “Restrictive Period”), is both reasonable and narrowly tailored to protect Buyer’s and the Company’s legitimate interests in preserving the goodwill and intangibles being purchased and in preventing unfair competition.

(b)     Non-competition. During the period commencing on the Closing Date and ending the date thirty (30) months after the Closing Date, Sellers shall not, from any location, without the prior written consent of Buyer, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, or render services of an executive, employment, advertising, marketing, sales, administrative, supervisory, or consulting nature to, any person or business that is in, or is contemplating entering into, competition with the Business of the Company within the Territory as such Business exists as of the Closing Date. Notwithstanding the foregoing, Sellers shall not be deemed to breach or violate the foregoing covenant or to be engaged in the Business solely by reason of his or her passive ownership of any stock, bond, note, debenture, mortgage or other security issued by any other entity if such securities are actively traded on a stock exchange or on NASDAQ and such securities constitute less than one percent (1%) of the total voting securities issued by such entity.

(c)     Non-solicitation of Customers. During the Restrictive Period, Sellers shall not, from any location, without the prior written consent of Buyer, directly or indirectly, solicit or serve any Customer of the Company on behalf of any person or business that is in, or is contemplating entering into, competition with the Business of the Company within the Territory as such Business exists as of the Closing Date.

(d)     Non-solicitation of Employees. During the Restrictive Period, the Sellers shall not, from any location, without the prior written consent of Buyer, solicit, hire, or attempt to hire any employee of Buyer or the Company, to work at, for, or with any person or business that is in, or is contemplating entering into, competition with the Business of the Company within the Territory as such Business exists as of the date hereof, nor call upon any such employee for such purpose.

(e)     PPS. Notwithstanding anything to the contrary herein, nothing in this Section 5.8 shall prohibit Sellers from continuing to own and operate Primepoint Systems LLC, a Michigan limited liability company (“PPS”) engaged in the business of developing and issuing tangible prepaid debit/ATM cards for use and/or distribution by retailers and other sales channels and payroll card programs (collectively, the “Current Activities”). For purposes of this Section 5.8, PPS’s Current Activities are not in competition with the Business of the Company or Buyer.

5.9.     Reasonableness of Restrictions; Severability. The parties agree that the restrictions contained in Section 5.7 and Section 5.8 are reasonable and necessary to protect the Proprietary Information, business relationships and employment relationships of the Company, and the goodwill and intangibles associated therewith, and in particular that the duration and scope of the restrictions are reasonable under all the circumstances known on the date hereof. Sellers understand that the covenants set forth herein are essential elements of the consideration underlying this Agreement. The parties further agree that if, at the time these covenants are sought to be enforced, a court of competent jurisdiction determines that any provision is overly broad, unenforceable or void under applicable Law, the court shall reform such overly broad, unenforceable or void provision to the extent needed to make it enforceable or, if reformation is not permissible under applicable Law, strike out such overly broad, unenforceable or void provision, and enforce the other terms as written.

5.10.     Injunctive Relief. Sellers hereby agree that any breach or threatened breach by Sellers of any of the restrictions contained in Section 5.7 or Section 5.8 shall irreparably injure Buyer and the Company and that any remedy at law for any breach or threatened breach by Sellers of any such provisions shall be inadequate, and that Buyer and the Company shall be entitled to seek injunctive relief in addition to any other remedy either of them might have under this Agreement or at law or in equity, without the necessity of bond. Sellers further agree that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him or her of his or her ability to earn a living.

5.11.     Equitable Tolling. Notwithstanding any the foregoing, in the event the validity or enforceability of any of the restrictions contained in Section 5.7 or Section 5.8 becomes the subject matter of a legal action, the Restrictive Period set forth herein shall be tolled during the pendency of such legal action and shall restart upon the issuance of an order or judgment by a court of competent jurisdiction enforcing the terms of this Agreement or upon dismissal of such legal action.

SECTION 6.     Conditions to Obligation to Close.

6.1.     Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)     the representations and warranties of Sellers set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date and Buyer has reviewed and consented to any updates to the disclosure Schedules made by Sellers pursuant to Section 4.6;

(b)     Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)     no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Membership Interests, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(d)     Sellers and the NPS Entities shall have completed all Closing Actions and Deliveries to be completed by them in connection with consummation of the transactions contemplated hereby and Buyer shall have received all Transaction Documents and certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, duly executed by the appropriate parties thereto and in form and substance reasonably satisfactory to the Buyer.

        Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2.     Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)     the representations and warranties of Buyer set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date and Sellers have reviewed and consented to any updates to the disclosure Schedules made by Buyer pursuant to Section 4.6; (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)     no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(d)     Buyer shall have completed all Closing Actions and Deliveries to be completed by Buyer in connection with consummation of the transactions contemplated hereby and Sellers shall have received all Transaction Documents and certificates, instruments, and other documents required to effect the transactions contemplated hereby, duly executed by the appropriate parties thereto and in form and substance reasonably satisfactory to the Sellers.

        Sellers may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

SECTION 7.      Survival; Indemnification.

7.1.     Survival. All representations and warranties in this Agreement, in any Transaction Document executed in connection with the transactions contemplated by this Agreement or in any certificate or other instrument of a party delivered pursuant to Section 1.4 shall survive the Closing until the date eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.6, 2.26, 3.1, 3.3, 3.4 and 3.6 shall survive indefinitely and the representations and warranties set forth in Sections 2.11, 2.20 and 2.23 shall survive until the thirtieth (30th) day after expiration of the applicable statute of limitations. All covenants and agreements contained herein and in any other Transaction Document shall survive until performed in accordance with their terms.

7.2.     Indemnification.

(a)     The Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates, and each of their respective officers, directors, partners, employees, agents, advisors, consultants, and representatives, and the successors and assigns of any of the foregoing (including any transferee of the Membership Interests) from and against all Losses incurred or suffered by any of the foregoing (whether incurred or suffered directly or indirectly through ownership of the Membership Interests or otherwise) arising out of, relating to, or resulting from (i) the breach of any representation or warranty made by any Seller in any Transaction Document, (ii) the breach of, or the failure to perform, any covenant or agreement of any Seller made in any Transaction Document, (iii) any Excluded Claims, or (iv) any Pre-Closing Liabilities.

(b)     Buyer shall indemnify, defend and hold harmless Sellers, their Affiliates, and each of their respective officers, directors, employees, agents, advisors, consultants, and representatives, and the successors and assigns of any of the foregoing from and against all Losses incurred or suffered by any of the foregoing arising out of, relating to, or resulting from (i) the breach of any representation or warranty made by Buyer in any Transaction Document, (ii) the breach of, or failure to perform, any covenant or agreement of Buyer made in any Transaction Document, or (iii) any Post-Closing Liabilities.

(c)     As used herein, “Pre-Closing Liabilities” means any liabilities (other than the current liabilities of the Company reflected in the Net Current Assets on the Closing Financial Statements) of the NPS Entities or Sellers arising out of, relating to, or resulting from (i) any in progress or threatened in writing Litigation against or affecting the NPS Entities that arose from any Event existing on or prior to Closing, regardless of whether it is disclosed pursuant to this Agreement, (ii) any obligation for payment of commissions or buyout of Referral Agreements based on the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) any obligation for payment of commissions to employees or agents of the NPS Entities earned with respect to the Earned Residuals, (iv) any post-Closing adjustment assessed by a third party resulting from an incorrect overpayment received by the Company prior to the Closing, or (v) any Litigation made or filed by any trustee or receiver or other interested party in connection with or as a result of or otherwise following the insolvency, reorganization or bankruptcy of Holdings, whether made or filed as part of formal bankruptcy or reorganization proceedings or otherwise, which claim, demand, action, proceeding or lawsuit in any way challenges, seeks to set aside or deprive Buyer of the benefits of the transaction contemplated by this Agreement.

(d)     As used herein, “Post-Closing Liabilities” means any liabilities of the Company or Buyer arising out of, relating to, or resulting from the operation of the business of the Company or Buyer, occurring after the Closing Date, including any Litigation against or affecting Sellers that arose from any Event not existing on or prior to Closing.

(e)     Any payment by Sellers to Buyer pursuant to this Section 7.2 shall be treated for all income Tax purposes as an adjustment to the Purchase Price paid by Buyer for the Membership Interests pursuant to this Agreement.

(f)     Any claim for indemnification pursuant to this Section 7.2 must be made before the expiration of the survival periods set forth in Section 7.1. No party shall be entitled to indemnification against a Loss arising from the breach of any representations or warranties of any other party unless the party seeking indemnification (the “indemnified party”) shall have given to the party from whom indemnification is sought (the “indemnifying party”) a claim notice in writing relating to such Loss (a “Claim Notice”) prior to expiration of the survival period of the representation or warranty upon which the claim is based. The written Claim Notice shall be given promptly after the indemnified party becomes aware of the facts indicating that a claim for indemnification may be warranted, and shall state in reasonable detail (to the extent known) the nature of the claim. Notwithstanding the foregoing, the failure of any indemnified party to provide a Claim Notice shall not relieve the indemnifying party of its obligations under this Section 7.2, except to the extent that the indemnifying party is materially prejudiced by failure to provide such Claim Notice. The indemnifying party may, through counsel of its own choosing and reasonably satisfactory to the indemnified party, assume the defense of any matter in respect of which indemnification is being claimed hereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be (i) entitled to participate in any such claim with counsel of its own choice but at its own expense and (ii) shall be entitled to participate in any such claim with counsel of its own choice at the expense of the indemnifying party if representation of both parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. In any event, if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving a Claim Notice from such indemnified party, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys shall be deemed to be a Loss covered by the indemnity provided for in this Section 7.2. The indemnifying party shall not, without the written consent of the indemnified party, which consent will not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation or claim in respect of which indemnification may be sought hereunder or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action or claim, (y) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, or (z) in any manner that involves any injunctive relief against the indemnified party. The indemnified party may not compromise or settle any claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), unless the sole relief granted is equitable relief for which the indemnifying party would have no liability or to which the indemnifying party would not be subject.

(g)     Notwithstanding anything to the contrary herein, (i) no claim may be made against Sellers for indemnification in respect of any Losses unless the aggregate amount of Losses incurred by the indemnified parties for which the indemnified parties seek indemnification under such provisions exceeds US$200,000 (the “Threshold”) and, once the Losses incurred exceed the Threshold, Sellers shall then be liable for all Losses relating back to the first dollar including the amount of the Threshold, and (ii) the Sellers shall not be required to indemnify any Person pursuant to, and shall not have any further liability under, this Section 7 after such time as the aggregate amount of all payments made by the Sellers pursuant to this Section 7 equals 50% of the Purchase Price (the “Cap”). Notwithstanding the foregoing, the Threshold and the Cap shall not apply with respect to any Losses arising out of or related to a breach of any representations and warranties contained in Sections 2.2, 2.4, or 2.26. No claim may be made against Buyer for indemnification in respect of any Losses unless the aggregate amount of Losses incurred by the indemnified parties for which the indemnified parties seek indemnification thereunder exceeds the Threshold and, once the Losses incurred exceed the Threshold, Buyer shall then be liable for all Losses relating back to the first dollar including the amount of the Threshold.

(h)     The “Material Adverse Effect” and other materiality (or correlative meaning) qualifications included in the representations and warranties in this Agreement or in any of the other Transaction Documents (other than those set forth in Section 2.7(a), Section 2.15 or Section 2.28) shall have no effect on any provisions in this Section 7 concerning the indemnities of the Company or Buyer with respect to such representations and warranties, each of which representations and warranties shall be read as though they contained no “Material Adverse Effect” or other materiality (or correlative meaning) qualification for purposes of determining whether and to what extent a breach of representation or warranty has occurred and whether a party is entitled to indemnity under Section 7.

(i)     Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or otherwise; provided, however, that subject to there being no duplication of recovery, the indemnified party shall be entitled to recover to the maximum extent provided in this Agreement (by way of example, if any indemnified party’s entitlement to indemnification is both by reason for a breach of a representation or warranty by the Company to which any of the limitations of Section 7.2(g) apply, and by reason of a covenant to which such limitations do not apply, the indemnified party shall be entitled to indemnification without such limitations being applied).

7.3.     Indemnification Principles. For purposes of this Agreement, “Losses” shall mean each and all of the following items: claims, losses (including losses of earnings and losses in the value of the Membership Interests), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including interest which may be imposed in connection therewith), costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts. Any payment pursuant to this Section 7, shall be paid in cash in United States dollars. Any amount for Losses due to Buyer hereunder shall be deducted first from the Holdback Amount and, if there is no or insufficient Holdback Amount available, then the Sellers, jointly and severally, shall pay the remaining amount of such Losses to Buyer subject to the limitations set forth in Section 7.2(g).

7.4.     Remedies. Each party hereby acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy for monetary damages with respect to any and all claims for breach of representations, warranties and covenants relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 7. Notwithstanding any implication herein to the contrary, (a) any party to this Agreement shall be entitled to seek specific performance of (or other equitable relief with respect to) such rights without posting a bond or other security, and (b) each party to this Agreement shall have all rights and remedies to which such Person is entitled at law (including common law) or in equity with respect to any claim based on fraud or intentional misconduct.

7.5.     Minimization of Losses. The amount of any Losses for which indemnification is provided under this Section 7 shall be reduced by the Tax benefit arising as the result of any such Losses but only to the extent such Tax benefits are actually realized by the indemnified party (either directly or indirectly through the Company) in the Tax year in which such Losses were incurred and, in the event such Tax benefit is realized after the indemnification payment to which such Losses relate is paid, the indemnified party shall remit to the indemnifying party the lesser of (a) such Tax benefit or (b) the amount of the indemnification payment. The indemnified party shall use commercially reasonable efforts to minimize its Losses by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it reasonably believes may minimize such Losses. Any insurance proceeds received by indemnified party shall not be considered as an offset or reduction of the Losses and the indemnified party shall not be required to have insurance or apply insurance proceeds to mitigate any Losses.

7.6.     Representative. The Sellers hereby irrevocably designate and appoint Laith Yaldoo (the “Representative”) as the agent and attorney-in-fact for the Sellers and the Representative is authorized and empowered to act, for and on behalf of any or all of the Sellers (with full power of substitution in the premises), in connection with the indemnity provisions of this Section 7 as they relate to the Sellers generally, the Adjustment Amount, the Revenue Adjustment, the Holdback Amount, the notice provision of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated in this Agreement, including, without limitation, to act as the representative of Sellers to review and authorize all set-offs, claims and other payments authorized or directed by this Section 7 and dispute or question the accuracy thereof, to compromise on their behalf with Buyer any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement. In the event that the person serving as Representative dies or becomes disabled or resigns (by written notice to the parties), a replacement shall be designated within ten (10) days by those Sellers receiving a majority of the Purchase Price. The Representative shall not be liable, in his capacity as representative of the Sellers, to any Seller and their respective affiliates with respect to any action taken or omitted to be taken by the Representative under or in connection with this Agreement in his capacity as representative of the Sellers unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Representative. The Sellers acknowledge and agrees that Representative will be an employee of the Company after the Closing. Each Seller who receives any portion of the Purchase Price, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Buyer to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Sellers.

7.7.     Consent. Each Seller, on behalf of himself or herself and each of his or her Affiliates (if applicable), hereby consents to and approves of the sale of the Membership Interests to Buyer. The Sellers consent to and approve of the Merger and the transactions contemplated thereby, including, without limitation, for purposes of Section 701 of the Michigan Limited Liability Company Act and any other applicable merger, anti-takeover or similar statute or regulation.

7.8.     Release. Each Seller hereby releases and forever discharges Buyer, the NPS Entities and each of their respective individual, joint or mutual, past, present and future directors, managers, officers, agents, partners, affiliates, stockholders, members, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Claims”), which each Seller now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Buyer or any NPS Entity, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that this Section 7.8 shall not in any way release any Claims arising under (a) this Agreement, any of the Transaction Documents or any other document executed in connection with the transactions contemplated hereby or thereby, including, without limitation, that certain contribution agreement among the Sellers, (b) any present or future obligation of the NPS Entities to provide indemnification to the Principals under the organizational documents of the NPS Entities, applicable insurance policies maintained by the NPS Entities or applicable law or (c) any obligation of the NPS Entities to pay the Principals any compensation or employee benefits to which the Principals are entitled in their capacity as employees of the NPS Entities that are either paid on or prior to the Closing or reflected on the Closing Financial Statements. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Sellers shall indemnify and hold harmless each Releasee from and against all Losses, whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of Sellers of any claim or other matter purported to be released pursuant to this Release.

SECTION 8.          Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

8.1.     Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for Holdings with respect to periods prior to the Closing Date which reflect the operations of the NPS Entities for the periods prior to the Closing Date. Sellers shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for the Company, USCCP and MSUSA for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Sellers shall pay all Taxes of the NPS Entities with respect to such periods. 8.2. Tax Periods Beginning Before and Ending after the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date or any other Tax Returns of the Company not described in Section 8.1 which are due after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on or before the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Interim Financial Statements. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any sales, use, transfer or other similar Taxes, and in the case of employment, payroll or other similar Taxes, be based on an interim closing of the books as of the Closing Date and (b) in the case of any Taxes not described in subsection (a) above (other than Taxes based upon or related to income or receipts), be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

8.3.     Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree (a) to retain all books and records with respect to Tax matters pertinent to the NPS Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Sellers shall allow the other party to take possession of such books and records in the event that Seller is going to destroy or discard such books and records or provide Buyer with copies of such books and records in the event that Seller is going to transfer such books and records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

SECTION 9. Termination.

9.1.     Termination of Agreement. The parties may terminate this Agreement as provided below:

(a)     Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 15, 2004, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)     Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before July 15, 2004, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

9.2.     Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, in the event a party terminates this Agreement (a) as a result of a material breach by another party or (b) by reason of the failure of the conditions contained in Section 6.1(a), (b) or (d) or Sections 6.2(a), (b) or (d), in addition to any other remedies the non-breaching party may have, the breaching party shall reimburse the non-breaching party for all of its out-of-pocket costs and expenses associated with its due diligence investigation of the NPS Entities and its preparation and negotiation of the Transaction Documents.

SECTION 10.           Miscellaneous.

10.1.     Expenses. Each party shall pay the fees and expenses (including the fees and expenses of counsel and accountants retained by such party) incurred by such party in connection with the negotiation and preparation of the Transaction Documents and the consummation of the transactions contemplated hereunder and in connection with any amendments, waivers or consents under or in respect of any of the Transaction Documents.

10.2.     Certain Taxes. Sellers, jointly and severally, agree that they will pay, and will hold Buyer harmless from, any and all liability with respect to any transfer, transfer gains, stamp or similar Taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement.

10.3.     Disclosures; Press Releases. The parties agree that they will not, (a) except as may be necessary in connection with a request by a Governmental Authority or as required by Law, disclose the transactions contemplated by the Transaction Documents or any of the terms thereof without the prior consent of the other parties, other than to Affiliates, members, partners or employees of such Person or its Affiliates, financial advisors, financial sources, or legal counsel, or (b) use in advertising or publicity the name of any party hereto, or any partner or employee of such party hereto or any of its respective Affiliates, or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party hereto or any of its respective Affiliates, in either case without the prior written consent of such party; provided, however, that Buyer may describe the transactions contemplated hereby in (i) a press release (Sellers shall be given an opportunity to review and comment, but not to approve such press release) and (ii) any promotional literature prepared by or on behalf of Buyer. This covenant shall survive the Closing or the termination of this Agreement.

10.4.     Further Assurances. At any time or from time to time after the Closing, Sellers, on the one hand, and Buyer, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

10.5.     Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights or remedies, obligations or liabilities under this Agreement; provided, however, that whether or not any express assignment has been made, the provisions of this Agreement which are for Buyer’s benefit as a purchaser or holder of the Membership Interests are also for the benefit of, and enforceable by, any subsequent holder of such Membership Interests or other successor-in-interest to the business or assets of the Company whether by sale, transfer assignment, merger or operation of law. The parties acknowledge that, subject to compliance with applicable securities Laws, Buyer may transfer and assign all or part of the Membership Interests acquired by it hereunder and may, in its discretion, transfer, assign or otherwise convey all or part of its rights and obligations under this Agreement or any other Transaction Document to any Person. Sellers may not assign any of its rights and obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer.

10.6.     Entire Agreement. This Agreement and the other agreements and instruments referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof, supersede all prior and contemporaneous arrangements or understandings with respect thereto.

10.7.     Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(i) (ii)	if to Sellers, to:

NPS Holdings LLC
4036 Telegraph Road, Suite 205
Bloomfield Hills, MI 48302
Attention: Laith Yaldoo
Phone: (248) 540-7900
Fax: (248) 540-7910
Email: laith@npsvisa.com

ith a copy to (on or before September 1, 2004):

affe, Raitt, Heuer & Weiss, P.C.
ne Woodward Avenue
uite 2400
etroit, MI 48226
ttention: Jeffrey M . Weiss, Esq.
hone: (313) 961-8380
ax: (313) 961-8358
mail: jweiss@jafferaitt.com

ith a copy to (after September 1, 2004):

affe, Raitt, Heuer & Weiss, P.C.
7777 Franklin Road, Suite 2500
Southfield, MI 48034
Attention: Jeffrey M . Weiss, Esq.
hone: (248) 351-3000
ax: (248) 351-3082
Email: jweiss@jafferaitt.com

if to Buyer, to:

Optimal Payments Corp.
c/o Optimal Payments Inc.
2 Place Alexis-Nihon
3500 de Maisonneuve Blvd. W., Suite 700
Montreal, Quebec, Canada
H3Z 3C1
Attention: Michael Liquornik
hone: (514) 384-2707
ax: (514) 983-5615
mail: michael@optimalpayments.com

with a copy to:
Paul, Hastings, Janofsky & Walker LLP
1299 Pennsylvania Avenue, N.W.
Tenth Floor
Washington, DC 20004
Attention: Behnam Dayanim, Esq.
Phone: (202) 508-9564
Fax: (202) 508-8564
Email: behnamdayanim@paulhastings.com
  if to Sellers, to:

  NPS Holdings LLC
  4036 Telegraph Road, Suite 205
  Bloomfield Hills, MI 48302
  Attention: Laith Yaldoo
  Phone: (248) 540-7900
  Fax: (248) 540-7910
  Email: laith@npsvisa.com

 with a copy to (on or before September 1, 2004):

 Jaffe, Raitt, Heuer & Weiss, P.C.
 One Woodward Avenue
 Suite 2400
 Detroit, MI 48226
 Attention: Jeffrey M . Weiss, Esq.
 Phone: (313) 961-8380
 Fax: (313) 961-8358
 Email: jweiss@jafferaitt.com

 with a copy to (after September 1, 2004):

 Jaffe, Raitt, Heuer & Weiss, P.C.
 27777 Franklin Road, Suite 2500
  Southfield, MI 48034
  Attention: Jeffrey M . Weiss, Esq.
 Phone: (248) 351-3000
 Fax: (248) 351-3082
  Email: jweiss@jafferaitt.com

  if to Buyer, to:

  Optimal Payments Corp.
  c/o Optimal Payments Inc.
  2 Place Alexis-Nihon
  3500 de Maisonneuve Blvd. W., Suite 700
  Montreal, Quebec, Canada
  H3Z 3C1
  Attention: Michael Liquornik
 Phone: (514) 384-2707
 Fax: (514) 983-5615
 Email: michael@optimalpayments.com

  with a copy to:

  Paul, Hastings, Janofsky & Walker LLP
  1299 Pennsylvania Avenue, N.W.
  Tenth Floor
  Washington, DC 20004
  Attention: Behnam Dayanim, Esq.
  Phone: (202) 508-9564
  Fax: (202) 508-8564
Email: behnamdayanim@paulhastings.com

        All such notices, requests, consents and other communications shall be deemed to have been given when received.

10.8.     Limitations of Representations and Warranties; Disclosure. Buyer acknowledges that the detailed representations and warranties by Sellers set forth in this Agreement and the other Transaction Documents have been carefully negotiated and prepared by the parties. The sole representations and warranties made by the Sellers in connection with the transactions contemplated by this Agreement and the other Transaction Documents are as set forth in this Agreement or the other Transaction Documents. In the event an item is disclosed in any Schedule to this Agreement, it shall be deemed disclosed for all purposes of this Agreement reasonably ascertainable from the context of the disclosure without regard to whether such item is disclosed on another Schedule for which disclosure is required.

10.9.     Amendments. The terms and provisions of this Agreement may be modified, amended or waived (temporarily or permanently) but only by written agreement executed by Sellers and Buyer. Any waiver shall be effective only in the specific instance and for the specific purpose for which given.

10.10.     Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.11.     Headings, Titles and Subtitles; Rules of Construction. The headings, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to include an undertaking by such party to cause its subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take all necessary and appropriate action in connection therewith. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” All references to Sections, Schedules and Exhibits shall mean to this Agreement unless provided otherwise.

10.12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law of New York, Michigan or any other jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Michigan and of the United States of America, in each case located in Oakland County, Michigan, for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 10.7, shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Michigan or the United States of America, in each case located in the County of Oakland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

10.13.     Specific Performance. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by Sellers, Buyer may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such agreement contained in this Agreement.

10.14.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

10.15.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

SECTION 11.           Certain Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 11.

        “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

        “Benefit Plan” shall mean any retirement, thrift, savings, pension, profit sharing, deferred compensation, bonus, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, termination, change-in-control, disability, life insurance, hospitalization, medical, health or other plan, program, policy, agreement, arrangement or understanding (whether or not legally binding) (including each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored, maintained, contributed to or required to be contributed to by any NPS Entity for the benefit of any Employee or dependent thereof, or pursuant to which any NPS Entity could incur any direct or indirect liability (contingent or otherwise) in respect of any Employee or dependent thereof, excluding only the Employment Agreements.

        “Company Intellectual Property” shall mean all material Intellectual Property Rights which are used or required for use in connection with the conduct of the business of the NPS Entities.

        “Customer” shall mean any person or entity (i) which has retained, contracted with or agreed to use any NPS Entity in connection with the provision of services that the Company performs in the ordinary course of Business, (ii) which has been actively canvassed by any NPS Entity within the six (6) month period prior to the Closing Date, or (iii) about which, through his or her indirect membership interest in the Company, Sellers learned Confidential Information within the six (6) month period prior to the Closing Date.

        “Employee” shall mean any current or former employee, officer, director or consultant of any NPS Entity (but excluding any consultant that is not an individual).

        “Employment Agreement” shall mean any employment, consulting, non-competition, non-solicitation, severance, management, confidentiality, assignment-of-inventions or other, similar agreement to which any NPS Entity is a party with any Employee or pursuant to which any NPS Entity could incur any direct or indirect liability, contingent or otherwise, from any Employee.

        “Encumbrances” shall mean any mortgage, judgment, claim, lien, security interest, pledge, escrow, charge, easement, option, debt, assessment, right of first refusal, imperfection of title, tenancy, legal or equitable right of another Person or other encumbrances of any kind or character whatsoever.

        “Environmental Laws” shall mean any foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

        “Environmental Matter” shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, public health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

        “ERISA Affiliate” shall mean any entity which is (i) a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” within the meaning of Sections 414(b), (c) or (m) of the Code, (ii) required to be aggregated under Section 414(o) of the Code or (iii) under “common control,” within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing sections, in each case with any NPS Entity.

        “Event” shall mean any action, matter, fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction related thereto, occurring on or prior to the Closing Date.

        “Hazardous Substances” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACM”), building construction materials and debris, polychlorinated biphenyls (“PCBs”), mold, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables or corrosives) that are regulated by any Environmental Laws.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Intellectual Property Rights” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software in whatever form (including data and related documentation), (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (h) all licenses, sublicenses, permissions or Contracts in connection with any of the foregoing.

        “Interest” shall mean the annual interest rate payable by Fleet Bank on the money market savings account of Buyer.

        “Net Revenues” means the gross residuals and commissions, less all commissions payable to agents on such gross residuals or commissions.

        “NPS Entities” shall mean collectively Holdings, the Company, MSUSA, USCCP and Manager.

        “off-balance sheet arrangements” shall have the meaning set forth in paragraph (c)(4) of Rule 303 (17 CFR § 229.303) of Regulation S-K promulgated under the Securities Act.

        “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, business association, joint-stock company, trust or unincorporated organization.

        “Securities Act” shall mean the Securities Act of 1933, as amended.

        “Subsidiary” shall mean, with respect to any Person, any company, corporation, partnership, limited liability company or other entity (a) of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such company, corporation, partnership, limited liability company or other entity are at the time owned or controlled, directly or indirectly, by such Person or (b) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries by such Person.

        “to the knowledge of Sellers” shall mean the actual knowledge of any of the Principals after a review of the relevant records and due inquiry of the management of the NPS Entities and all other employees of the NPS Entities and their Subsidiaries who could reasonably be expected to have knowledge of the relevant information.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

OPTIMAL PAYMENTS CORP.

 By: /s/ Stephen J. Shaper
        Name: Stephen J. Shaper
        Title: President

 NPS HOLDINGS LLC
 by its manager,
 NPS MANAGER, INC.

 By: /s/ Laith Yaldoo
        Name: Laith Yaldoo
        Title: President

 NPS MANAGER, INC.

 By: /s/ Laith Yaldoo
      Name: Laith Yaldoo
      Title: President

 /s/ Laith Yaldoo
 LAITH YALDOO

 /s/ Aj Nafso
 AJ NAFSO

 /s/ Saber Ammori
SABER AMMORI

[SIGNATURE PAGE TO PURCHASE AGREEMENT